EXHIBIT 99.1

THIRD PARTY REPORT ON RESERVES

By GLJ Petroleum Consultants Ltd. – (Independent Qualified Reserves Evaluator)

This report is provided to satisfy the requirements contained in Item 1202(a)(8) of U.S. Securities and Exchange Commission Regulation S-K.

The numbering of items below corresponds to the requirements set out in Item 1202(a)(8) of Regulation S-K. Terms to which a meaning is ascribed in Regulation S-K and Regulation S-X have the same meaning in this report.

i.
We have prepared an independent evaluation of the oil and gas reserves of Ivanhoe Energy Inc. (the "Company") for the management and the board of directors of the Company. The primary purpose of our evaluation report was to provide estimates of reserves information in support of the Company’s year-end reserves reporting requirements under US Securities Regulation S-K and for other internal business and financial needs of the Company.

ii.
We have evaluated the reserves of the Company as at December 31, 2011. The completion date of our report is January 18, 2012 for the properties in China and February 7, 2012 for the properties in Canada.

iii.
The following table sets forth the geographic area covered by our reports, proved, probable and possible reserves estimated using constant prices and costs, and the proportion of the total company that we have evaluated.

	Company Net Reserves
	Crude Oil	Bitumen	Total Oil Equivalent (1)	Portion of Oil Equivalent
	Mbbl	Mbbl	Mbbl	Reserves
Canada
Proved reserves
Developed producing	–	–	–
Developed non-producing	–	–	–
Undeveloped	–	–	–
Total proved	–	–	–	–

Probable reserves
Developed	–	–	–
Undeveloped	–	138,987	138,987
Total probable	–	138,987	138,987	100%

Possible reserves
Developed	–	–	–
Undeveloped	–	32,864	32,864
Total possible	–	32,864	32,864	100%

China
Proved reserves
Developed producing	1,235	–	1,235
Developed non-producing	–	–	–
Undeveloped	400	–	400
Total proved	1,635	–	1,635	100%

Probable reserves
Developed	356	–	356
Undeveloped	425	–	425
Total probable	781	–	781	100%

Possible reserves
Developed	–	–	–
Undeveloped	–	–	–
Total possible	–	–	–	–

1)	Oil equivalence factors: crude oil 1 bbl/bbl; bitumen1 bbl/bbl.

iv.
As noted in item iii., our evaluation covered 100% of the Company’s proved, probable and possible reserves. We carried out our evaluation in accordance with standards set out in the Canadian Oil and Gas Evaluation Handbook (the "COGE Handbook") with the necessary modifications to reflect definitions and standards under the U.S. Financial Accounting Standards Board policies (the “FASB Standards”) and the legal requirements under the U.S. Securities and Exchange Commission (“SEC requirements”).

Data used in our evaluation were obtained from regulatory agencies, public sources and from Company personnel and Company files. In the preparation of our report we have accepted as presented, and have relied, without independent verification, upon a variety of information furnished by the Company such as interests and burdens, recent production, product transportation and marketing and sales agreements, historical revenue, capital costs, operating expense data, budget forecasts and capital cost estimates and well data for recently drilled wells. If in the course of our evaluation, the validity or sufficiency of any material information was brought into question, we did not rely on such information until such concerns were satisfactorily resolved.

The Company has warranted in a representation letter to us that, to the best of the Company’s knowledge and belief, all data furnished to us was accurate in all material respects, and no material data relevant to our evaluation was omitted.

A field examination of the evaluated properties was not performed nor was it considered necessary for the purposes of our report.

In our opinion, estimates provided in our report have, in all material respects, been determined in accordance with the applicable industry standards, and results provided in our report and summarized herein are appropriate for inclusion in filings under Regulation S-K.

v.
As required under SEC Regulation S-K, reserves are those quantities of oil and gas that are estimated to be economically producible under existing economic conditions. As specified, in determining economic production, constant product reference prices have been based on a 12-month average price, calculated as the unweighted arithmetic average of the first-day-of-the-month price for each month within the 12-month period prior to the effective date of our report. As the project in Canada has not commenced production, the above described prices are based on posted benchmark prices and estimates of quality and transportation differences to the field. In our economic analysis, operating and capital costs are those costs estimated as applicable at the effective date of our report, with no future escalation. Where deemed appropriate, the capital costs and revised operating costs associated with the implementation of committed projects designed to modify specific field operations in the future may be included in economic projections.

Twelve Month Average Benchmark Prices
Bank of Canada Average Noon Exchange Rate ($US/$C)	1.0166
Brent Blend Crude Oil FOB North Sea ($US/bbl)	111.17
NYMEXWTI ($US/bbl)	95.99
Light, Sweet Crude Oil at Edmonton ($C/bbl)	97.03
Bow River Crude Oil at Hardisty ($C/bbl)	79.47

Average Realized Prices
Light/Medium Oil ($/bbl)	109.09
Bitumen ($/bbl)	57.44

vi.
Our report has been prepared assuming the continuation existing regulatory and fiscal conditions subject to the guidance in the COGE Handbook and SEC regulations. Notwithstanding that the Company currently has regulatory approval to produce the reserves identified in our report located in China, and have applied for regulatory approval to produce the reserves located in Canada, there is no assurance that changes in regulation will not occur; such changes, which cannot reliably be predicted, could impact the Company’s ability to recovery the estimated reserves.

vii.
Oil and gas reserves estimates have an inherent degree of associated uncertainty the degree of which is affected by many factors. Reserves estimates will vary due to the limited and imprecise nature of data upon which the estimates of reserves are predicated. Moreover, the methods and data used in estimating reserves are often necessarily indirect or analogical in character rather than direct or deductive. Furthermore, the persons involved in the preparation of reserves estimates and associated information are required, in applying geosciences, petroleum engineering and evaluation principles, to make numerous unbiased judgments based upon their educational background, professional training, and professional experience. The extent and significance of the judgments to be made are, in themselves, sufficient to render reserves estimates inherently imprecise. Reserves estimates may change substantially as additional data becomes available and as economic conditions impacting oil and gas prices and costs change. Reserves estimates will also change over time due to other factors such as knowledge and technology, fiscal and economic conditions, contractual, statutory and regulatory provisions.

viii.
In our opinion, the reserves information evaluated by us have, in all material respects, been determined in accordance with all appropriate industry standards, methods and procedures applicable for the filing of reserves information under U.S. SEC Regulation S-K.

ix.	A summary of the Company reserves evaluated by us is provided in item iii.

GLJ Petroleum Consultants Ltd.
4100, 400 - 3rd Avenue S.W.
Calgary, Alberta  CANADA  T2P 4H2
Dated:  March 26, 2013

“Originally Signed by”
Bryan M. Joa, P. Eng.
Vice President

CERTIFICATION OF QUALIFICATION

I, Bryan M. Joa, Professional Engineer, 4100, 400 - 3rd Avenue S.W., Calgary, Alberta, Canada hereby certify:

1.
That I am an employee of GLJ Petroleum Consultants Ltd., which company did prepare an independent evaluation of the Dagang and Zhaozhou properties of Pan China Resources Ltd. (the “Company”). The effective date of this evaluation is December 31, 2011.

2.	That I do not have, nor do I expect to receive any direct or indirect interest in the securities of the Company or its affiliated companies.

3.
That I attended the University of Calgary and that I graduated with a Bachelor of Science Degree in Chemical Engineering in 1984; that I am a Registered Professional Engineer in the Province of Alberta; and, that I have in excess of twenty-seven years experience in engineering studies relating to Western Canadian oil and gas fields.

4.
That a personal field inspection of the properties was not made; however, such an inspection was not considered necessary in view of the information available from public information and records, the files of the Company, and the appropriate provincial regulatory authorities.

ORIGINALLY SIGNED BY

Bryan M. Joa, P. Eng.

CERTIFICATION OF QUALIFICATION

I, Jason E. Paul, Professional Engineer, 4100, 400 - 3rd Avenue S.W., Calgary, Alberta, Canada hereby certify:

1.
That I am a principal officer of GLJ Petroleum Consultants Ltd., which company did prepare a detailed analysis of the Ivanhoe Energy Inc. (the “Company” Tamarack property. The effective date of this evaluation is December 31, 2011.

2.	That I do not have, nor do I expect to receive any direct or indirect interest in the securities of the Company or its affiliated companies.

3.
That I attended the University of Calgary where I graduated with a Bachelor of Science Degree in Mechanical Engineering in 1998; that I am a Registered Professional Engineer in the Province of Alberta; and, that I have in excess of thirteen years experience in engineering studies relating to Western Canadian oil and gas fields.

4.
That a personal field inspection of the properties was not made; however, such an inspection was not considered necessary in view of the information available from public information and records, the files of the Company, and the appropriate provincial regulatory authorities.

ORIGINALLY SIGNED BY

Jason E. Paul, P. Eng.